Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX DRUG CANDIDATE CRx-102 DEMONSTRATES POSITIVE PHASE 2 RESULTS IN
RHEUMATOID ARTHRITIS

— 63% ACR 20 Response with CRx-102 vs. 30% with Control —

— Trial Achieves Statistical Significance on Primary and Secondary Endpoints —

CAMBRIDGE, MA — November 6, 2006- CombinatoRx, Incorporated (NASDAQ: CRXX) today announced positive preliminary results of its randomized, blinded, placebo-controlled phase 2 clinical trial of CRx-102 in rheumatoid arthritis (RA). The trial compared CRx-102 plus a disease-modifying anti-rheumatic drug (DMARD) to placebo plus DMARD (control) in subjects with RA. In this trial, CRx-102 demonstrated statistically significant improvements on primary and secondary endpoints:

•                  CRP: 50% median reduction from baseline to day 42 compared to 19% with control (p=0.024)

•                  ACR 20: 63% response at day 42 compared to 30% with control (p=0.025)

•                  DAS28: -1.6 mean change from baseline to day 42 compared to -0.7 with control (p=0.016)

CRx-102 is an oral synergistic combination drug candidate containing the cardiovascular agent dipyridamole and an unconventionally low dose (3mg) of the steroid prednisolone. CRx-102 works through a novel mechanism of action in which dipyridamole selectively amplifies prednisolone’s anti-inflammatory and immunomodulatory activities without replicating its side effects.

“Although these data have yet to be peer reviewed, the results observed with CRx-102 are more significant than what one would expect to see with 3mg of prednisolone alone, and given that, may certainly be of clinical benefit,” said John Kirwan, MD, principal investigator for the study, Bristol Royal Infirmary, University of Bristol Rheumatology Unit, United Kingdom.

CRx-102 was generally well tolerated and there were no serious adverse events reported for subjects treated with CRx-102. The most common adverse events observed with CRx-102 that occurred with a frequency of greater than 5% were headache, gastro-intestinal symptoms and dizziness, known side effects of dipyridamole, one of the two components of CRx-102.

CRx-102 has now demonstrated positive results in three clinical settings. In a previous study of hand osteoarthritis, CRx-102 demonstrated a statistically significant reduction in pain and stiffness as well as improvements in tender and swollen joints. In a separate inflammatory biomarker study, CRx-102 demonstrated a statistically significant reduction in C-reactive protein (CRP), those findings are consistent with the CRP observations of this phase 2 RA study. The modified-release commercial formulation of CRx-102 is expected to be completed in 2007 and plans are currently underway to initiate a phase 2b study with CRx-102 in osteoarthritis.

245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

“We are extremely pleased with the results of CRx-102 in this third proof-of-concept clinical study,” said Alexis Borisy, President and CEO of CombinatoRx. “The magnitude of clinical activity observed to date with CRx-102, both on ACR 20 responses in rheumatoid arthritis and previously with AUSCAN measures in osteoarthritis, demonstrates the potential clinical utility of this new drug candidate and further validates the CombinatoRx approach.”

CombinatoRx will host a webcast investor event during American College of Rheumatology (ACR) meeting on Sunday, November 12, 2006 from 6:00-8:00pm at the Willard Hotel in Washington, D.C. The event will include presentations and a moderated Q&A panel by CRx-102 clinical investigators, Dr. Tore Kvien and Dr. John Kirwan. Formal presentations will begin at 6:30pm and interested parties may access a live webcast of the presentations by visiting the CombinatoRx website at www.combinatorx.com.

About the Trial Design

This trial was a multi-center, blinded, placebo-controlled, randomized study comparing the effect of a 6-week treatment of CRx-102 plus a DMARD therapy to placebo plus DMARD therapy in a 1:1 ratio in subjects with rheumatoid arthritis. The primary endpoint was reduction in CRP levels comparing CRx-102 plus DMARD to placebo plus DMARD from baseline at day 42. Secondary endpoints of the trial included ACR 20 responses and DAS28 scores. Data provided are per the protocol; statistical significance remains consistent in the intent-to-treat population. Other secondary endpoints are being analyzed and will be presented at appropriate scientific venues.

59 patients were enrolled in this study with established rheumatoid arthritis and moderate disease activity as determined by DAS28 scores of greater than 4.5 and CRP levels of greater than 2.2mg/L. Patients had to be on a DMARD therapy (such as methotrexate or sulfasalazine) for at least 3 months and be on a stable dose of DMARD therapy for a minimum of 28 days prior to enrollment. CRx-102 was dosed in this trial using 3 mg of prednisolone and two different doses of dipyridamole. Patients received the first ratio for the first week of treatment and the second ratio for the following five weeks.

The ACR 20 score is a standard measure developed by the American College of Rheumatology to rate RA disease improvement. Patients are classified as ACR20 responders if they demonstrate a 20% improvement from baseline in tender and swollen joint count and at least 3 of 5 other symptom related criteria. The Disease Activity Score using 28 joint counts (DAS28) is a composite score used to monitor disease activity in RA patients.

About CRx-102

CRx-102 is an oral synergistic combination drug candidate containing the cardiovascular agent dipyridamole and an unconventionally low dose of the steroid prednisolone. CRx-102 works through a novel mechanism of action in which dipyridamole selectively amplifies prednisolone’s anti-inflammatory and immunomodulatory activities without replicating its side effects.  In phase 2 clinical trials, CRx-102 demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis and was generally well tolerated. CRx-102 is being developed in a modified-release commercial formulation for the treatment of multiple immuno-inflammatory diseases.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidate CRx-102 and its clinical potential, its plans for formulation and commercial development of CRx-102, its plans for its other product candidates and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company’s ability to initiate and successfully complete clinical trials of its product candidates, the Company’s ability to develop a modified release formulation of CRx-102, assumptions regarding the mechanism of action of CRx-102, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

-end-